Exhibit 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF BOTETOURT BANKSHARES, INC.

ARTICLE I

NAME

The name of the corporation is Botetourt Bankshares, Inc.

ARTICLE II

CAPITAL STOCK

A. The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common Stock	2,500,000	$1.00
Preferred Stock	500,000	$1.00

B. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia. The holders of the Common Stock shall have one vote for each share of Common Stock held by them. Except as otherwise might be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

C. No holder of shares of any class of stock of the Corporation shall have any pre-emptive or preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation whether now or hereafter authorized, (ii) any warrants, rights, or options to purchase any such stock, or (iii) any securities or obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

D. Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

ARTICLE III

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number, a minimum of six and a maximum of ten, as shall be set by the Board of Directors serving at that time. The Directors shall be divided into three classes, designated as Class I, Class II, and Class III. Each class shall consist of, as nearly as may be possible, one-third of Directors constituting the entire Board of Directors, with Class I to be elected originally for a term expiring in one year, Class II to be elected originally for a term expiring in two years, and Class III to be elected originally for a term expiring in three years. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year terms. If the number of Directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no cases will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors may be removed by stockholders only with cause.

If the office of any Director shall become vacant, the Directors then in office, whether or not a quorum, by majority vote may choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successor elected by the Directors then in office shall hold office for a term that shall coincide with the remaining term of the class of Directors to which that person has been elected. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

ARTICLE IV

INDEMNIFICATION OF DIRECTORS

A. Each Director who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) shall be indemnified by the Corporation against any liability imposed upon or asserted against him or her (including amounts paid in settlement) arising out of conduct in his or her official capacity with the Corporation or otherwise by reason of the fact that he or she is or was such a Director or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, except there shall be no indemnification in relation to matters as to which he or she shall have been finally adjudged to be liable by reason of having been guilty of (i) willful misconduct or (ii) a knowing violation of criminal law in the performance of his or her duty as such Director.

B. In addition to the indemnification provided under Section A, to the full extent permitted by the Virginia Stock Corporation Act and any other applicable law, as they exist on the date hereof or may hereafter be amended, the Corporation shall indemnify a Director of the Corporation who is or was a party to any proceeding (including a proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was such a Director or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

C. The Corporation is empowered to contract in advance to indemnify any Director to the extent indemnification is granted under Sections A and B. The Board of Directors is also empowered to cause the Corporation to indemnify or contract in advance to indemnify any other person not covered by Sections A and B who was or is a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as if such person were specified as one to whom indemnification is granted under Sections A and B.

D. The Corporation shall advance, pay for and/or reimburse the reasonable expenses incurred by a Director who is a party to any proceeding in advance of the final disposition thereof if (i) the Director furnishes the Corporation a written statement of his or her good faith belief that he or she has met the standard of conduct described in Sections A and/or B above and (ii) the Director furnishes the Corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. The undertaking required by clause (ii) above shall be an unlimited general obligation of the Director but need not be secured and may be accepted without reference to financial ability to make repayment.

E. The foregoing provisions are intended to provide indemnification with respect to those monetary damages of which the Virginia Stock Corporation Act permits the limitation or elimination of liability. In addition, to the full extent, if any, that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages arising out of a single transaction occurrence or course of conduct in excess of the amount of cash consideration received by the Director from the Corporation for services as a director during the twelve months immediately preceding the act or omission for which liability was imposed.

F. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by such person in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

G. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

H. Except to the extent inconsistent with this Article, terms used in this Article shall have the same meanings assigned them in the Indemnification Article of the Virginia Stock Corporation Act, as now in effect or hereafter amended. Without limitation, it is expressly understood that reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE V

STOCKHOLDER APPROVAL OF CERTAIN TRANSACTIONS

An amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of the Corporation’s assets other than in the regular course of business, and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the Directors in office, then the transaction shall be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.